EXHIBIT 10.1

June 23, 2014

Delida Costin
******
******

Re:   Transition

Dear Delida:

In light of your upcoming resignation as General Counsel from Pandora Media, Inc. (the “Company”), we are writing to memorialize the arrangements regarding a transition period prior to your departure.  The parties expect your employment to continue until September 30, 2014 (the “Expected Separation Date”) in order to allow the Company sufficient time to undertake a search for your successor and to complete appropriate transitional arrangements.

You have tendered your resignation as General Counsel of Pandora effective as of July 31, 2014.  After that date you will no longer be an officer of the Company. From August 1, 2014 through September 30, 2014, you will remain an at-will employee of the Company and your primary responsibility will be to serve as an advisor to the Company.

Effective August 1, 2014, your annualized base salary will be reduced to a monthly gross amount of $3,000. After the conclusion of your employment on the Expected Separation Date or an earlier termination without Cause (as defined in the Company’s current Amended Executive Severance and Change in Control Policy in effect as of the date hereof (the “Policy”)), with or without a Change of Control (as defined in the Company’s 2011 Equity Incentive Plan), provided that you sign (within 21 days after your separation from service), and let become effective on the 8th day following such signing, a general release of claims in the form attached as Exhibit A, you will be entitled to receive transition payments and benefits as follows:

a.
a cash payment equal to $157,500 (representing 6 months of your base salary in effect as of the date of this letter), paid in a lump sum within ten (10) days following the effectiveness of the release;

b.
a cash payment equal to the prorated portion of the amount you would have received under the Company’s Corporate Incentive Plan for Calendar Year 2014 calculated in the manner set forth in Section 4(a)(ii) of the Policy, paid no later than March 15, 2015;

c.	accelerated vesting of all outstanding Company stock options, restricted stock, RSUs or other equity-based awards that would otherwise have vested on or before March 30, 2015;

d.
notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option agreement, your outstanding and vested stock option granted under the Company’s 2004 Stock Plan shall remain exercisable through December 31, 2014.

e.
so long as you timely elect (and remain eligible for) health benefits continuation pursuant to COBRA, payment by the Company of your applicable premiums (including spouse or family coverage if you have such coverage on your separation date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on your separation date and ending on the earliest to occur of (a) six (6) Months following your separation date (the “Severance Months”), and (b) the date on which you and your covered dependents, if any, become eligible for health insurance coverage through another employer; provided that, in order to avoid adverse consequences to the Company, the Company may elect to pay a lump sum in cash equal to the aggregate amount of the number of Severance Months times the monthly premium (as in effect on your separation date), which shall be paid within ten (10) days following the effectiveness of the release.

Your latest day of employment with the Company will be the Expected Separation Date.

We have agreed to reimburse you for your actual legal fees and expenses incurred in connection with this transition up to $10,000, provided that you submit appropriate invoices and proof of payment.

Except as set forth herein, there are no changes to the terms of your employment or compensation at this time.  Nothing in this letter changes the “at will” status of your employment, meaning that either you or the Company may terminate your employment at any time without notice and for any reason or no reason, without further obligation or liability except as set forth in this letter. Your continued employment as well as your participation in any benefit programs does not assure you of continuing employment with the Company. The Company also reserves the right to modify or amend the terms of your employment, compensation and benefit plans at any time for any reason, but any modification or amendment to this letter or any other change that may adversely affect you must be approved by you in writing.

2101 Webster Street Suite 1650 Oakland CA 94612	510.451.4100 fax 510.451.4286 www.pandora.com

Very truly yours,
PANDORA MEDIA, INC.

By: /s/ Kristen Robinson
      Name: Kristen Robinson
      Title: Chief Human Resources Officer

ACCEPTED AND AGREED:
I have read this letter and agree to the terms hereof.

/s/ Delida Costin                                                    Dated:  June 23, 2014
Delida Costin

2101 Webster Street Suite 1650 Oakland CA 94612	510.451.4100 fax 510.451.4286 www.pandora.com

Exhibit A
Form of Release Agreement

General Release of Claims

1.           Separation:  This General Release of Claims (this “Release”) is signed by Delida Costin (“Executive”) in exchange for the benefits described in that letter agreement documenting the terms of Executive’s termination of employment on the Separation Date (as defined below) (the “Letter Agreement). Executive’s last day of employment with  Pandora Media, Inc. (the “Company”) is September 30, 2014 (the “Separation Date”). Executive agrees that such benefits under the Letter Agreement consist of the following, in each case subject to applicable tax withholding:

a.
a cash payment equal to $157,500 (representing 6 months of Executive’s base salary in effect as of the date of the Letter Agreement), paid in a lump sum within 10 business days following the effective date of the Release;

b.
a cash payment equal to the prorated (to the Separation Date) portion of the amount Executive would have received under the Company’s Corporate Incentive Plan for Calendar Year 2014, based on the Company’s actual performance as determined by the Company’s Compensation Committee in its discretion on the same basis as for the Company’s executive officers at fiscal year-end; provided further that such payment shall not exceed Executive’s prorated annual target bonus for the current fiscal year (which would be $118,125),and shall be paid no later than March 15, 2015;

c.
so long as Executive timely elects (and remains eligible for) health benefits continuation pursuant to COBRA, payment by the Company of Executive’s applicable premiums (including spouse or family coverage if Executive had such coverage on the Separation Date) for such continuation coverage under COBRA (payable as and when such payments become due) during the period commencing on the Separation Date and ending on the earlier to occur of (i) six months following the Separation Date, and (ii) the date on which Executive and Executive’s covered dependents, if any, become eligible for health insurance coverage through another employer;

d.
notwithstanding any other provision in any applicable equity compensation plan and/or individual stock option agreement, your outstanding and vested stock option granted under the Company’s 2004 Stock Plan shall remain exercisable through December 31, 2014; and

e.
accelerated vesting by six months of all of Executive’s outstanding Company stock options, restricted stock units or other equity-based awards that would otherwise have vested on or before March 30, 2015  (for the avoidance of doubt, meaning that 6,250 stock options, which have an exercise price of $11.36 per share, and 5,125 stock options, which have an exercise price of $37.88 per share, and 3,594 restricted stock units, shall become vested and exercisable or settled, on the effective date of the Release).

2.           Full Release: Executive and Executive’s successors and assigns release and absolutely discharge the Company and its subsidiaries and other affiliated entities, and each of their respective shareholders, directors, employees, agents, attorneys, legal successors and assigns of and from any and all claims, actions and causes of action, whether now known or unknown, which Executive now has, or at any other time had, or shall or may have, against those released parties arising out of or relating to any matter, cause, fact, thing, act or

2101 Webster Street Suite 1650 Oakland CA 94612	510.451.4100 fax 510.451.4286 www.pandora.com

omission whatsoever occurring or existing at any time to and including the date of execution of this Release by Executive, including, but not limited to:

(a)           claims relating to any letter or agreement offering Executive employment or continued employment with the Company, any Company severance plan, policy or arrangement, the parties’ employment relationship, the termination of that relationship, and any claims for breach of contract, infliction of emotional distress, fraud, defamation, personal injury, wrongful discharge or age, sex, race, national origin, physical or mental disability, medical condition, sexual orientation or other discrimination, harassment or retaliation, claims under the federal Americans with Disabilities Act, Title VII of the federal Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the federal Fair Labor Standards Act, the California Fair Employment and Housing Act, the federal Executive Retirement Income Security Act, the federal Worker Adjustment and Retraining Notification Act, the federal Family and Medical Leave Act, the National Labor Relations Act, and applicable state statutes preventing employment discrimination,

(b)           the Age Discrimination in Employment Act (subject to Section 4 below); or

(c)           any other federal, state or local law, all as they have been or may be amended, and all claims for attorneys’ fees and/or costs, to the full extent that such claims may be released.

This Release does not apply to (i) claims which cannot be released as a matter of law; (ii) Executive’s right to enforce the terms of this Release and the Letter Agreement; or (iii) Executive’s eligibility for indemnification in accordance with the indemnification agreement between Executive and the Company, the Company’s D&O insurance coverage, or the certificate of incorporation and by-laws of the Company and/or its subsidiaries; (iv) Executive’s right to receive (A) any base salary earned but not paid during the final payroll period of Executive’s employment through the Separation Date, (B) pay for any vacation time earned but not used through the Separation Date and (C) any business expenses incurred by Executive but un-reimbursed on the Separation Date; (v) Executive’s rights under the terms of any stock award granted to Executive by the Company, as modified by this Release or the Letter Agreement; or (vi) Executive’s rights to any vested benefits under any plan sponsored by the Company that is intended to comply with the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended.

3.           All Claims Waived:  Executive acknowledges that this Release shall extend to unknown as well as known claims, and Executive hereby expressly waives the application of any provision of law, including, without limitation, Section 1542 of the California Civil Code, that purports to limit the scope of a general release.  Section 1542 of the California Civil Code provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

4.           Older Workers Benefit Protection Act:  In accordance with the Older Workers Benefit Protection Act, Executive understands and acknowledges that she has been advised to consult an attorney before signing this Release.  Executive further understands and acknowledges that she has at least 21 days to sign this Release by dating and signing a copy of this Release and returning it to the Company, although it may be accepted before the end of such period.  Executive further understands that, once having signed this Release, Executive will have an additional 7 days within which to revoke the Release, by delivering written notice of revocation of the Release to the Company’s Chief Human Resources Officer.  If Executive revokes such Release during such 7-day period, Executive will not be eligible for any of the payments and benefits under the Letter Agreement or this Release. If Executive does not revoke this Release during such 7-day revocation period, this Release will become effective on the 8th day after the date Executive signs this Release. For the avoidance of

2101 Webster Street Suite 1650 Oakland CA 94612	510.451.4100 fax 510.451.4286 www.pandora.com

doubt, nothing herein affects Executive’s rights to the payment of any accrued and unpaid salary and vacation in accordance with applicable law.

EXECUTIVE UNDERSTANDS THAT EXECUTIVE IS ENTITLED TO CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS RELEASE AND THAT EXECUTIVE IS GIVING UP ANY LEGAL CLAIMS EXECUTIVE HAS AGAINST THE PARTIES RELEASED ABOVE BY SIGNING THIS RELEASE.  EXECUTIVE IS SIGNING THIS AGREEMENT KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR THE BENEFITS DESCRIBED IN SECTION 1 HEREOF AND THE LETTER AGREEMENT.

________________________________                                                        Date:  _______________

Delida Costin

Acknowledged:

Pandora Media, Inc.

By:  ____________________

2101 Webster Street Suite 1650 Oakland CA 94612	510.451.4100 fax 510.451.4286 www.pandora.com